INVESTMENT CO-ADVISORY AGREEMENT

Boston Partners Global Equity Advantage Fund

AGREEMENT made as of May 21, 2019 among THE RBB FUND, INC., a Maryland corporation (herein called the "Fund"), BOSTON PARTNERS GLOBAL INVESTORS, INC., a Delaware corporation (herein called “Boston Partners”), and CAMPBELL & COMPANY INVESTMENT ADVISER LLC, a Delaware limited liability company (herein called “Campbell & Company”).

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently offers or proposes to offer shares representing interests in separate investment portfolios; and

WHEREAS, the Fund desires to retain each of Boston Partners and Campbell & Company (each, a “Co-Adviser” and, collectively, the “Co-Advisers”) to render certain investment advisory services to the Fund with respect to the Fund’s Boston Partners Global Equity Advantage Fund (the "Portfolio”), and each Co-Adviser is willing to so render such services; and

WHEREAS, the Board of Directors of the Fund and the sole shareholder of the Portfolio have approved this Agreement, and each Co-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. APPOINTMENT. The Fund hereby appoints each Co-Adviser to act as an investment adviser for the Portfolio for the period and on the terms set forth in this Agreement. Each Co-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2. DELIVERY OF DOCUMENTS. The Fund has furnished each Co-Adviser with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Board of Directors of the Fund authorizing the appointment of the Co-Advisers and the execution and delivery of this Agreement; and

(b) A prospectus and statement of additional information relating to each class of shares representing interests in the Portfolio of the Fund in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the "Prospectus" and “Statement of Additional Information,” respectively).

The Fund will promptly furnish the Co-Advisers from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

In addition to the foregoing, the Fund will also provide the Co-Advisers with copies of the Fund’s Charter and By-laws, and any registration statement or service contracts related to the Portfolio, and will promptly furnish the Co-Advisers with any amendments of or supplements to such documents.

SECTION 3. MANAGEMENT.

(a ) Subject to the supervision of the Board of Directors of the Fund and subject to Section 3 (b) below, the Co-Advisers will provide for the overall management of the Portfolio, with a Co-Adviser to execute such specific services or services as the Co-Advisers shall determine among themselves, including (i) the provision of a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) the determination from time to time of the securities and other investments to be purchased, retained, or sold by the Fund for the Portfolio, and (iii) the placement from time to time of orders for all purchases and sales made for the Portfolio. Each Co-Adviser shall have a limited power-of-attorney to execute any trading and/or subscription documents necessary in order to carry out its duties under this Section 3. Each Co-Adviser will provide the services rendered by it hereunder in accordance with the Portfolio's investment objective, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Co-Adviser has actual notice or knowledge of any changes by the Board of Directors to such investment objectives, restrictions or policies. Each Co-Adviser further agrees that it will render to the Fund's Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Co-Advisers agree to provide to the Fund (or its agents and service providers) prompt and accurate data with respect to the Portfolio's transactions and, where not otherwise available, the daily valuation of securities in the Portfolio.

(b) Sub-Advisers. The Co-Advisers may delegate certain of their responsibilities hereunder with respect to provision of the investment advisory services set forth in Section 3(a) above to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the 1940 Act and rules thereunder applicable to contracts for service as Co-Adviser of a registered investment company (including without limitation the requirements for approval by the Board of Directors of the Fund and the shareholders of the Portfolio), subject, however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission upon application or by rule. Such Sub-Adviser may (but need not) be affiliated with a Co-Adviser.

Any delegation of services pursuant to this Section 3(b) shall be subject to the following conditions:

1.     Any fees or compensation payable to any Sub-Adviser shall be paid by the applicable Co-Adviser(s) and no additional obligation may be incurred on the Fund’s behalf to any Sub-Adviser; except that any Fund expenses that may be incurred by a Co-Adviser and paid by the Fund to the Co-Adviser directly may be incurred by the Sub-Adviser and paid by the Fund to the Sub-Adviser directly, so long as such payment arrangements are approved by the Fund and the Co-Adviser prior to the Sub-Adviser’s incurring such expenses.

2.     The Co-Advisers shall be responsible for assigning to any Sub-Adviser that portion of the assets of the Portfolio for which the Sub-Adviser is to act as Sub-Adviser, subject to the approval of the Fund’s Board of Directors.

3.     To the extent that any obligations of the Co-Advisers or any Sub-Adviser require any service provider of the Fund or Portfolio to furnish information or services, such information or services shall be furnished by the Fund’s or the Portfolio’s service providers directly to both the Co-Advisers and any Sub-Adviser.

SECTION 4. BROKERAGE. Subject to the Co-Advisers’ obligation to obtain best price and execution, each Co-Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When a Co-Adviser places orders for the purchase or sale of securities for the Portfolio, in selecting brokers or dealers to execute such orders, the Co-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Portfolio directly or indirectly. Without limiting the generality of the foregoing, each Co-Adviser is authorized to cause the Portfolio to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Portfolio or who otherwise provide brokerage and research services utilized by the Co-Adviser, provided that the Co-Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Co-Adviser's overall responsibilities with respect to accounts as to which the Co-Adviser exercises investment discretion. Each Co-Adviser may aggregate securities orders so long as the Co-Adviser adheres to a policy of allocating investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other clients. In no instance will the Portfolio’s securities be purchased from or sold to the Fund's principal underwriter, a Co-Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

Each Co-Adviser shall report to the Board of Directors of the Fund at least quarterly with respect to brokerage transactions that were entered into by the Co-Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Co-Adviser to the Fund and the Co-Adviser's other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund over the long term, and that such commissions were paid in compliance with Section 28(e) of the Securities Exchange Act of 1934.

SECTION 5. CONFORMITY WITH LAW; CONFIDENTIALITY. Each Co-Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Co-Adviser in the performance of its duties hereunder. Each Co-Adviser will treat confidentially and as proprietary information of the Fund all records and other information relating to the Fund and prior, present, or potential shareholders (except with respect to clients of the applicable Co-Adviser) and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Co-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Where a Co-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Fund, the Co-Adviser may comply with such request prior to obtaining the Fund’s written approval, provided that the Co-Adviser has taken reasonable steps to promptly notify the Fund, in writing, upon receipt of the request.

SECTION 6. SERVICES NOT EXCLUSIVE. The Co-Advisers and their respective officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of a Co-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Portfolio or the Fund.

Nothing in this Agreement shall limit or restrict a Co-Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Fund acknowledges that the Co-Advisers and their respective directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Portfolio. The Co-Advisers shall have no obligation to acquire for the Portfolio a position in any investment which a Co-Adviser, its directors, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Co-Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

Each Co-Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the obligations imposed upon the Co-Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Co-Adviser under Section 206 of the Co-Advisers Act of 1940 and the rules thereunder. Further, each Co-Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the fiduciary obligation of the Co-Adviser arising under federal or state law, including Section 36 of the 1940 Act. Each Co-Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7. BOOKS AND RECORDS. In compliance with the requirements of Rule 3la-3 under the 1940 Act, each Co-Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Each Co-Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

SECTION 8. EXPENSES. During the term of this Agreement, each Co-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Portfolio shall bear all of its own expenses not specifically assumed by the Co-Advisers. General expenses of the Fund not readily identifiable as belonging to an investment portfolio of the Fund shall be allocated among all investment portfolios by or under the direction of the Fund's Board of Directors in such manner as the Board determines to be fair and equitable. Expenses borne by the Portfolio shall include, but are not limited to, the following (or the Portfolio's share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Portfolio and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Portfolio by a Co-Adviser; (c) filing fees and expenses relating to the registration and qualification of the Fund and the Portfolio’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Fund's directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund or the Portfolio for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy materials that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy materials that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders' and directors' meetings; (o) costs of independent pricing services to value the Portfolio's securities; and (p) the costs of investment company literature and other publications provided by the Fund to its directors and officers. Distribution expenses, transfer agency expenses, expenses of preparing, printing and mailing prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Portfolio are allocated to such class.

SECTION 9. VOTING. Each Co-Adviser shall have the authority to vote as agent for the Portfolio, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Portfolio’s assets may be invested from time to time, subject to such policies and procedures as the Board of Directors of the Fund may adopt from time to time.

SECTION 10. RESERVATION OF NAME. Boston Partners grants each of the Company and Campbell & Company a non-exclusive, limited term license to use the “Boston Partners” name and trademark (together, the “Marks”) as part of the name of the Portfolio (and through references to Boston Partners, as appropriate) and in marketing and other communications for the sole purposes of selling shares of the Portfolio and as may be required pursuant to applicable law and regulation. The term of the license shall expire immediately upon termination of this Agreement (provided, however, the Company and Campbell & Company may be permitted to continue to reference the name of the Portfolio as required by applicable law). Neither the Company nor Campbell & Company shall have any right to sublicense or assign rights to use the Marks, shall not acquire any rights, title or interest in the Marks other than as expressly set forth herein. The Fund hereby agrees that in the event that neither Boston Partners nor any of its affiliates acts as a Co-Adviser to the Portfolio, the name of the Portfolio will be changed to one that does not suggest an affiliation with Boston Partners. The parties agree that the name “Boston Partners” will continue to be used by the Portfolio only so long as such use is mutually agreeable to Boston Partners, Campbell & Company and the Fund.

SECTION 11. COMPENSATION.

(a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Portfolio, the Fund will pay the Co-Advisers from the assets of the Portfolio and the Co-Advisers will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of 1.00% of the Portfolio’s average daily net assets. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

(b) Each Co-Adviser shall be entitled to 50% of the fee due from the Portfolio. The allocation of the fee between the Co-Advisers may be modified upon the approval of the Board of Directors of the Fund.

(c) The fee attributable to the Portfolio shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund. The Co-Advisers may from time to time agree not to impose all or a portion of their fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Portfolio for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Co-Advisers.

SECTION 12. LIMITATION OF LIABILITY. Each Co-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the applicable Co-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Portfolio will indemnify each Co-Adviser against and hold them harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the applicable Co-Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that a Co-Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that a Co-Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Portfolio who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. Each Co-Adviser shall be entitled to advances from the Portfolio for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. A Co-Adviser shall provide to the Portfolio a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Portfolio has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the applicable Co-Adviser shall provide a security in form and amount acceptable to the Portfolio for its undertaking; (b) the Portfolio is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Portfolio at the time the advance is proposed to be made, that there is reason to believe that the Co-Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Portfolio under this Section shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund.

The limitations on liability and indemnification provisions of this Section 12 shall not be applicable to any losses, claims, damages, liabilities or expenses arising from Boston Partner's rights to the Portfolio’s name. Boston Partners shall indemnify and hold harmless the Fund and the Portfolio for any claims arising from the use of the term “Boston Partners” in the name of the Portfolio.

SECTION 13. DURATION AND TERMINATION. This Agreement shall become effective with respect to the Portfolio as of the date first above written and, unless sooner terminated as provided herein, shall continue with respect to the Portfolio until August 16, 2020 Thereafter, if not terminated, this Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated by the Fund with respect to the Portfolio or any Co-Adviser at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days' prior written notice to such Co-Adviser, or by a Co-Adviser at any time, without payment of any penalty, on 60 days' prior written notice to the Fund. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act). The termination of this Agreement with respect to any Co-Adviser shall not affect the validity of this Agreement with respect to any other Co-Adviser.

SECTION 14. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and, unless otherwise permitted by the 1940 Act, no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

SECTION 15. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

SECTION 16. NOTICE. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Fund:

The RBB Fund, Inc

c/o US Bancorp Fund Services, LLC

615 E. Michigan St.

Milwaukee, WI 53202

Attention: Salvatore Faia

If to Boston Partners:

Boston Partners Global Investors, Inc.

One Grand Central Place

60 East 42nd Street, Suite 1550

New York, New York 10165

Attention: William Butterly

If to Campbell & Company:

Campbell & Company Investment Adviser LLC

2850 Quarry Lake Drive

Baltimore, Maryland 21209

Attention: Legal Department

legal@campbell.com

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) Business Day after the date of mailing thereof.

SECTION 17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Name:	Salvatore Faia
Title:	President

Boston Partners Global Investors, Inc.

By:	/s/ William G. Butterly, III
Name:	William G. Butterly, III
Title:	General Counsel

Boston Partners Global Investors, Inc.

By:	/s/ Greg Varner
Name:	Greg Varner
Title:	Chief Financial Officer

Campbell & Company Investment Adviser LLC

By:	/s/ Thomas P. Lloyd
Name:	Thomas P. Lloyd
Title:	Secretary

Campbell & Company Investment Adviser LLC

By:	/s/ Gabriel A. Morris
Name:	Gabriel A. Morris
Title:	Managing Director